Mueller Water Products Calls for Partial Redemption of
Its 7 3/8% Senior Subordinated Notes

ATLANTA (July 30, 2014) -- Mueller Water Products, Inc. (NYSE:MWA) announced today that it has delivered a notice to redeem a principal amount of $55.0 million of its 7 3/8% senior subordinated notes due 2017 (the "Notes"), CUSIP No.624758AB4. The redemption price is 101.229% of the principal amount redeemed, plus accrued and unpaid interest. The redemption date will be August 29, 2014.
Forward-Looking Statements
This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our intention to redeem the Notes. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the other factors that are described in the section entitled "RISK FACTORS" in Item 1A of our most recently filed Annual Report on Form 10-K. Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements, except as required by law
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE:MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. The piping component systems produced by Anvil help build connections that last in commercial, industrial, mechanical, fire protection and oil & gas applications. Visit us at www.muellerwaterproducts.com.